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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF CYCOMM INTERNATIONAL INC.


1. Cycomm Corporation. Incorporated on January 1, 1985, in Oregon, USA. A wholly-owned subsidiary of Cycomm International Inc.

         1.a. Val-Com Inc. Incorporated on July 17, 1984, in New Mexico, USA. A wholly-owned subsidiary of Cycomm Corporation.

2. XL Computing Corporation. Incorporated on February 26, 1996 in Delaware, USA. A wholly-owned subsidiary of Cycomm International Inc.

3. XL Computing Canada, Inc. on June 3, 1996 in Quebec, Canada. A wholly-owned subsidiary of Cycomm International Inc.

4. Cypher Communications de Venezuela CA. Incorporated on July 22, 1993, in Venezuela. A wholly-owned subsidiary of Cycomm International Inc.

5. Sonatel Communications Research Ltd. Incorporated on July 1, 1987, in British Columbia, Canada. Cycomm International Inc. has a 75% interest in this subsidiary which is inactive.

         5.a. Integrated Circuit Technologies Ltd. Incorporated on November 5, 1987, in Barbados. Integrated Circuit Technologies is wholly-owned by Sonatel Communications Research Ltd. and is inactive.

6. Sonartec North America Ltd. Incorporated on December 8, 1985 in British Columbia. A wholly-owned subsidiary of Cycomm International Inc. which is inactive.

7. Sonatel International Inc. Incorporated on July 26, 1988, in Barbados. A wholly-owned subsidiary of Cycomm International Inc. which is inactive.